AGREEMENT AND PLAN OF MERGER

BY AND AMONG

XFORMITY, INC.

AND

XML - GLOBAL TECHNOLOGIES, INC.

AND

XML ACQUISITION CORP.

DATED AS OF AUGUST 13, 2004

EXHIBITS
Exhibit 2.2	Form of Agreement and Plan of Merger
Exhibit 4.1	Statement of XFM Financial Liabilities
Exhibit 4.7	List of Promissory Notes to be Paid at Closing
Exhibit 4.8	Form of B-50 Indemnity Agreement
Exhibit 5.3	Form of XML Warrant
Exhibit 5.4	Form of Subscription Agreement
Exhibit 5.5	Form of Holdback Escrow Agreement
Exhibit 5.6	Form of Closing Escrow Agreement
Exhibit 7.2(c)(i)	Form of Employment Agreement with Mark Haugejorde
Exhibit 7.2(c)(ii)	Form of Employment Agreement with Jack Rabin
Exhibit 7.2(c)(iii)	Form of Employment Agreement with Drew Seale
Exhibit 7.2(c)(iv)	Form of Employment Agreement with Chris Ball
Exhibits 9.4 - 9.20	XFM Disclosure Schedule
Exhibits 11.4 - 11.20	XML Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this ___ day of August, 2004, by and among XFORMITY INC., a Texas corporation ("XFM"); XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML"); and XML ACQUISITION CORP., a Colorado Subsidiary of XML ("XAC"). XFM, XML and XAC are hereinafter sometimes individually referred to as a "party" and collectively as the "parties".

WITNESETH:

       WHEREAS, XFM is engaged in the development and deployment of Quick Serve Restaurant ("QSR") business intelligence and technology solutions; and

       WHEREAS, XML is the owner in the aggregate of ten (10) shares (the "Shares") of the issued and outstanding Common Stock of XAC, $.001 par value per share, representing all the issued and outstanding shares of the capital stock of XAC;

       WHEREAS, for federal income tax purposes, the merger of XAX and XFM is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986,a as amended (the "Code"); and

       WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants under which a merger of XAC and XFM will occur.

       NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

SECTION 1: GENERAL DEFINITIONS

       For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

       1.1       Affiliate. "Affiliate" of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person.

       1.2       Agreement. "Agreement" shall include this Agreement and any and all documents and instruments executed in connection with the Merger (as hereinafter defined).

       1.3       Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the directors and officers of the Person.

       1.4       Control. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

       1.5       Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       1.6       Fiscal Year. "Fiscal Year" shall mean a twelve-month period beginning January 1;

       1.7       Governmental Authority. "Governmental Authority "shall mean any and all applicable foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

       1.8       Governmental Requirement. "Governmental Requirement" shall mean any and all applicable laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

       1.9       Legal Requirements. "Legal Requirements" means applicable common law and any applicable statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

       1.10       Net Worth. "Net Worth" shall mean the assets of a Person minus the liabilities of the Person, as of a given date as determined in accordance with generally accepted accounting principles, consistently applied with prior periods.

       1.11       Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

       1.12       Exhibit. Unless otherwise stated herein, the term "Exhibit" when used in this Agreement shall refer to the Exhibits to this Agreement. The Exhibits to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Exhibits to this Agreement, or both, and such Exhibits are incorporated herein by reference for all purposes.

       1.13       Section. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

       1.14       Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

       1.15       Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2: THE MERGER

       2.1       The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3 herein). XAC shall be merged (the "Merger") with and into XFM upon the terms and conditions set forth herein as permitted by and in accordance with the Colorado Business Corporation Act (the "CBCA") and the Texas Business Corporation Act ("TBCA"). Thereupon, the separate existence of XAC shall cease, and XFM, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue to exist under and be governed by the TBCA, with all its purposes, objects, rights, privileges, immunities, powers and franchises continuing unaffected and unimpaired by the Merger. The name of the Surviving Corporation shall be "XFormity Technologies, Inc."

       2.2       Filing. As soon as practicable following fulfillment or waiver of the conditions specified in Sections 8.2 and 8.3 hereof, and provided that this Agreement has not been terminated pursuant to Section 12 hereof, XAC and XFM will cause a short form Agreement and Plan of Merger, in the form attached hereto as Exhibit 2.2, to be executed, acknowledged and filed with the Secretary of State of each of Colorado and Texas as provided in applicable provisions of the CBCA and TBCA and obtain a copy of the Articles of Merger, certified by the Secretaries of State of the States of Colorado and Texas.

       2.3       Effective Time of the Merger. The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretaries of State of the States of Colorado and Texas in accordance with the CBCA and TBCA. The date and time of the completion of such filings is herein sometimes referred to as the "Effective Time".

       2.4       Closing: Closing Date. Subject to the terms and conditions set forth in the Agreement, the consummation of the transactions referenced above shall take place (the "Closing") on August 10, 2004, at 10:00 a.m. Central Time at the offices of XML, 3000 North Dundee Road, Suite 105, Northbrook, Illinois 60062, or at such other time, date and place as XFM and XAC shall designate (the "Closing Date").

SECTION 3: APPROVALS AND REGULATORY MATTERS

       3.1       XML Approvals. Subject to the provisions hereof, the Board of Directors of XML shall, by written unanimous consent, approve the Merger and the transactions provided for or contemplated by this Agreement; provided, however, that such approvals shall be subject to their satisfaction that the consummation of the Merger shall be and is exempt from the registration requirements of the Securities Act, is undertaken without violation of the anti-fraud provisions of the Securities Act and has been consummated in conformity with all other applicable Legal Requirements.

       3.2       XFM Board of Directors Approval. Subject to the provisions hereof, the Board of Directors of XFM shall, by written unanimous consent, approve the Merger and the transactions provided for or contemplated by this Agreement; provided, however, that such approvals shall be subject to their satisfaction that the consummation of the Merger shall be and is exempt from the registration requirements of the Securities Act, is undertaken without violation of the anti-fraud provisions of the Securities Act and has been consummated in conformity with all other applicable Legal Requirements.

       3.3       XFM Shareholder Approval. As promptly as practicable after the date hereof, XFM shall exercise reasonable efforts to take all action necessary or appropriate to prepare an Information Statement and other documents necessary to solicit and obtain the approval of the Merger and the other transactions provided for or contemplated by this Agreement of all XFM shareholders (the "XFM Shareholders").

       3.4       Rule 14f-1 Information Statement. As promptly as practicable after the date hereof, XML shall exercise reasonable effort to prepare and file with the SEC, and mail to its shareholders of record, an information statement conforming to the requirements of Rule 14f-1 under the Exchange Act (the "14f-1 Information Statement"). It shall be a condition precedent to the obligation of the parties to consummate the Merger that the 14f-1 Information Statement be cleared by the SEC and mailed to the XML shareholders of record in conformity with Rule 14f-1 under the Exchange Act and other applicable Legal Requirements.

       3.5       Income Tax Considerations. It is the intention of the parties hereto that the Merger provided for in this Agreement will qualify for treatment as a tax-free reorganization under Section 368(a) of the Code and the parties will agree to undertake all appropriate actions necessary both before and after the Effective Date of the Merger to effect such treatment. Notwithstanding the foregoing, neither XML nor any of its affiliates shall have any liability whatsoever to XFM or the XFM shareholders for the treatment ultimately accorded the Merger by federal or state taxing and regulatory authorities; and XFM shall bear all responsibility for any tax or other assessment levied, imposed or assessed by any regulatory or governmental authority on XFM by virtue of the consummation of the Merger and the other transactions provided for in this Agreement. The XFM shareholders shall bear all responsibility for any tax or other assessment levied, imposed or assessed by any regulatory or governmental authority on the XFM shareholders by virtue of the consummation of the Merger or other transactions provided for in this Agreement.

       3.6       Compliance with Securities Laws. The Merger provided for in this Agreement shall be undertaken in reliance upon an exemption from the registration requirements contained in Section 5 of the Securities Act and set forth in Section 4(2) of the Securities Act [and Regulation D] [to discuss] thereunder. All shares issued to the XFM shareholders in connection with the Merger shall be "restricted securities" within the meaning of Rule 144 under the Securities Act.

       3.7       Restrictive Legend. Certificates representing the shares of XML common stock issued in connection with the Merger shall be "restricted securities" under the Securities Act and shall bear the following restrictive legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933 ("the Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

       3.8       Dissenter Rights. At all times, and as applicable, XML and XFM shall comply with applicable Legal Requirements including, without limitation, the payment of cash for dissenting shares related to the Merger. In the event that there are XFM dissenting shares related to the Merger, XML shall make the cash payment contemplated hereby and deduct the amount of such payment from the XML Common Stock held pursuant to the Closing Escrow Agreement (as hereinafter defined) as set forth in Section 5.6 hereof.

SECTION 4. ADDITIONAL AGREEMENTS

       4.1       XFM Financial Statements. Not later than 45 days following the Closing Date, XFM shall use best efforts to cause to be prepared audited balance sheets, income statements, statements of cash flows and stockholders' equity as of and for the two year period ended June 30, 2004 (the "XFM Financial Statements"). The XFM Financial Statements (including any related schedules and/or notes), will show all liabilities, direct or contingent, required at the time of preparation to be shown in accordance with U.S. generally accepted accounting principles ("GAAP") and fairly present the financial position and results of operations of XFM as of the date thereof and for the periods indicated in accordance with GAAP, consistently applied with all prior periods. Except as otherwise disclosed in the Agreement, including, without limitation, Exhibit 4.1 hereof, XFM will have no material liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, whether due or to become due) except those set forth on the XFM Financial Statements except liabilities incurred and current liabilities (determined in accordance with GAAP) incurred since the date of the XFM Financial Statements in the ordinary course of business consistent with past practice. The XFM Financial Statements shall conform in all respects to the requirements of Regulation SB, Item 310 under the Securities Act and shall include, at a minimum, audited balance sheets as of June 30, 2004, audited statements of operation and statements of cash flow for the two year period ended June 30, 2004, and audited statements of stockholders' equity at June 30, 2004. The Financial Statements to be prepared following the Closing shall also include pro forma financial information ("Pro Forma Financial Information") in accordance with the requirements of Regulation SB, Item 310. XFM agrees to indemnify, defend and hold harmless XML and its respective past and present officers and directors from any debt, damage, liability or obligation whatsoever arising from any failure on the part of XFM to prepare the XFM Financial Statements and Pro Forma Financial Information. All costs and expenses incurred in connection with the preparation of the XFM Financial Statements and the Pro Forma Financial Information, including fees and disbursements of the Auditor, shall be borne exclusively by XFM.

       4.2       XFM Financial Condition. At Closing, after giving effect to the retirement of the XFM Shareholder Notes (as defined in Section 4.7 below), XFM shall have no liabilities or obligations of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, whether due or to become due except for (i) the obligations and liabilities set forth herein and in Exhibit 4.1 hereof, (ii) ongoing contractual commitments (the "XFM Contracts"), including, without limitation, a commercial lease, customer agreements and maintenance and support agreements, and (iii) obligations incurred in the ordinary course of business. XFM agrees to indemnify, defend and hold harmless XML from any debt, damage, liability or obligation incurred prior to the Closing Date not specifically approved in writing by XML or otherwise disclosed in this Agreement (an "Undisclosed Liability"). If indemnity is not promptly paid for any Undisclosed Liability, then the shares to be distributed to the XFM Shareholders from the Closing Escrow shall be reduced by the value of any Undisclosed Liability as set forth in the Closing Escrow.

       4.3       Paradigm Warrant Cancellation. At or prior to the Closing, Paradigm Millennium Fund, L.P. ("Paradigm Fund") and Paradigm Group II LLC ("Paradigm Group") (hereafter Paradigm Fund and Paradigm Group may collectively be referred to as "Paradigm") shall surrender to XML for cancellation all issued and outstanding warrants having exercise prices of $.50 per share and $1.00 per share (the "Paradigm Warrants"). XML shall indemnify, defend and hold harmless the XFM shareholders from and against any and all liabilities, damages, losses, obligations and expenses incurred by such shareholders due to the failure of Paradigm to cancel, or cause to be cancelled, any and all Paradigm Warrants.

       4.4       XFM Pre-Closing Recapitalization. Prior to Closing, XFM will effect a recapitalization to provide for the following:

              a.       XFM will issue to Paradigm a number of shares of XFM common stock equal to ten percent (10%) of the total issued and outstanding shares of common stock of XFM immediately prior to the Closing.

       4.5       Name Change. Subject to and prior to or concurrently with the Closing, XML shall take, or cause to be taken, all actions necessary to change its name to "Xformity Technologies, Inc."

       4.6       Reverse Stock Split. Subject to and concurrently with the Closing, XML shall effect a 1-for-4 reverse split of all of its issued and outstanding shares of common stock as well as all options, warrants, and other outstanding securities exercisable to purchase or convertible into shares of XML common stock (the "Reverse Split").

       4.7       Retirement of XFM Shareholder Notes. Subject to and concurrently with the Closing, XML shall contribute to and XFM shall pay and retire an aggregate of up to $500,000 in outstanding and unpaid XFM promissory notes held by XFM shareholders and their affiliates (the "XFM Shareholder Notes") listed on Exhibit 4.7 hereto. In exchange for such repayment, holders of the XFM Shareholder Notes shall execute, complete and unconditional releases in favor of XFM, XML and their respective successors.

       4.8       B-50 Indemnity. Concurrently with the Closing, XFM shall execute and deliver to XML a B-50 indemnity agreement (the " B-50 Indemnity Agreement") substantially in the form of Exhibit 4.8 hereto. In accordance with the B-50 Indemnity Agreement, XFM shall agree to indemnify, defend and hold harmless XML from any debt, obligation or liability following the Closing Date arising from currently pending litigation captioned B-50.com, LLC v. Xformity, Inc., a Texas corporation in the United States District Court for the Northern District of Texas, Dallas Division; provided, however, that any liability incurred under the B-50 Indemnity Agreement shall be expressly limited to the shares held under the Holdback Escrow Agreement.

       4.9       Notification of Certain Matters. XFM shall give prompt notice to XML and XML shall give prompt notice to XFM of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate when made and (ii) any failure of XML or XFM, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided further, that the failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

       4.10       Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

       4.11       Public Announcements. XFM and XML shall consult with each other before issuing any press release or other public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law if it has used reasonable efforts to first consult with the other party.

       4.12       Cooperation in Securities Filings. XFM shall provide such information regarding XFM, its business, its officers, directors and affiliates, as is reasonably required by XML for purposes of preparing any notices, reports and other filings with the SEC. Moreover, following the Closing, the current officers and directors of XFM shall provide such information as the post-closing management of XML shall reasonably request for the purpose of preparing any notices, reports and other filings by XML with the SEC, including but not limited to, in connection with the preparation of any financial statements required to be filed under the Exchange Act or Securities Act by XML.

       4.13       Additional Documents. The parties shall deliver or cause to be delivered such documents or certificates as may be necessary, in the reasonable opinion of counsel for either of the parties, to effectuate the transactions provided for in this Agreement. If at any time the parties or any of their respective successors or assigns shall determine that any further conveyance, assignment or other document or any further action is necessary desirable to further effectuate the transactions set forth herein or contemplated hereby, the parties and their officers, directors and agents shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

SECTION 5: CONVERSION OR CANCELLATION OF SHARES

       5.1       Conversion or Cancellation of Shares. At the Effective Time, the issued and outstanding shares of Common Stock, $.001 par value, of XFM ("XFM Common Stock") shall, by virtue of the Merger, be cancelled and converted into the right to receive shares of the capital stock of XML, as follows:

              (a)        The shares of XFM Common Stock issued and outstanding immediately prior to the Effective Time, excluding any such shares held in the treasury of XFM, shall be converted into the right to receive a number of shares of Common Stock of XML, $.0001 par value per share (the "XML Common Stock") set forth in this Section 5.1(a). Subject to the provisions of Sections 5.5 and 5.6 below, such right may be exercised by the surrender of the certificates representing such shares of XFM Common Stock in accordance with Section 5.2 hereof. The number of shares of XML Common Stock issued upon surrender shall be calculated as follows:

The aggregate number of shares of XML Common Stock so issuable in the conversion of the XFM Common Stock shall be 71,791,936. The XML Common Stock shall be allocated to the XFM Shareholders, pro rata.

              (b)       Each share of XML Common Stock, issued under paragraph (a) above shall be restricted securities pursuant to Rule 144 promulgated under the Securities Act.

              (c)        Each share of XFM Common Stock, if any, held in XFM's treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made in respect thereof.

              (d)       At the Effective Time, all outstanding shares of XAC shall be converted into an aggregate of 100 shares of Common Stock of XFM. Each share of XAC Common Stock, if any, held in XAC's treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made in respect thereof.

       5.2       Surrender and Payment. Subject to the provisions of Sections 5.5 and 5.6 below, after the Effective Time, each holder of a certificate representing an issued and outstanding share of XFM Common Stock shall be entitled upon surrender of such certificate along with a fully executed Subscription Agreement in the form of Exhibit 5.4, to XML, to receive the XML Common Stock as set forth in Section 5.1 above. Until so surrendered, each certificate which immediately prior to the Effective Time represented an issued and outstanding share of XFM Common Stock shall, upon and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive XML Common Stock as set forth in Section 5.1. If any exchange for shares of XFM Common Stock is to be made in a name other than that in which the certificate therefor surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay to XML any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of XML that such tax has been paid or is not payable.

       5.3       XML Warrants. At the Effective Time, XML shall grant and issue to the XFM Shareholders, pro rata, common stock purchase warrants exercisable to purchase until December 31, 2005 (the "Expiration Date") an aggregate of 23,478,000 shares of common stock at an exercise price of $.065 per share (the "XML Warrants"). Each of the XFM Shareholders receiving XML Warrants pursuant to the terms hereof and XML shall have delivered a fully executed Warrant substantially in the form of Exhibit 5.3 ("XML Warrant").

       5.4       Subscription Agreements. Each of the XFM Shareholders receiving XML Common Stock and XML Warrants pursuant to the terms hereof shall have delivered a fully executed Subscription Agreement substantially in the form of Exhibit 5.4.

       5.5       Holdback Escrow Agreement. At the Closing, XML shall withhold and deposit into escrow under a Holdback Escrow Agreement substantially in the form of Exhibit 5.5 hereto, a number of shares of XML Common Stock to be issued to Mark Haugejorde having a Market Value, as defined herein, of $500,000. For the purposes of the Holdback Escrow Agreement, the Market Value of the XML Common Stock shall be equal to the average closing bid price of the XML common stock on the over-the-counter market as quoted on the OTC Electronic Bulletin Board for the thirty (30) trading days immediately prior to the Closing Date. The shares deposited in escrow under the Holdback Escrow Agreement (the "Holdback Shares") shall be held in accordance with the Holdback Escrow Agreement to secure any obligation or liability of XFM under the XFM B-50 Indemnity. In the event of any claim for indemnification under the XFM B-50 Indemnity, the Holdback Shares shall be applied to payment of the indemnity claim based upon the Market Value of the shares determined as of the date of the indemnification claim. The Holdback Escrow Agreement shall terminate upon the final disposition of the B-50 litigation, whether by way of settlement, court order or final judgment from which all appeal, if any, has been exhausted.

       5.6       Closing Escrow. All shares of XML Common Stock and XML Warrants issuable to the XFM shareholders as a result of the Merger, except for the Holdback Shares, shall be delivered to and deposited into escrow with the XML acting corporate secretary, as escrow agent, pursuant to the terms of a Closing Escrow Agreement, substantially in the form of Exhibit 5.6 hereto. Under the terms of the Closing Escrow Agreement, the XML Common Stock and XML Warrants shall be held in escrow until (i) XFM shall have delivered to XML the XFM Financial Statements and Pro Forma Financial Information required pursuant to Section 4.1 of this Agreement and Form 8-K under the Exchange Act, and (ii) there has been filed with the SEC a Form 8-K containing the XFM Financial Statements and Pro Forma Financial Information in accordance with Form 8-K under the Exchange Act and other applicable Legal Requirements; provided, however, that in the event that any material liability arises in connection with the XFM Financial Statements, an amount of shares of XML Common Stock shall be held in the Closing Escrow contemplated hereby until such liability is disposed to the satisfaction of the auditors who prepared the XFM Financial Statements. If such liability can not be disposed within 75 days after delivery of the XFM Financial Statements to XML, then the shares to be distributed to the XFM Shareholders from the Closing Escrow shall be reduced by the value of the liability.

       5.7       No Further Transfers. On and after the Effective Time, no transfer of the shares of XFM Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of XFM.

SECTION 6: CERTAIN EFFECTS OF MERGER

       6.1       Effect of Merger. On and after the Effective Time, the separate existence of XAC shall cease and XAC shall be merged with and into XFM, which as the Surviving Corporation (herein sometimes so called) shall, consistently with its Articles of Incorporation succeed to, and without other transfer, possess all the rights, privileges, immunities, powers and franchises of public as well as private nature, and be subject to all restrictions, disabilities and duties of XAC; and all rights, privileges, immunities, powers and franchises of XAC, and all property, real, personal and mixed, causes of action and every other asset of, and all debts due to XAC on whatever account as well as stock subscriptions and all other things in action or belonging to XAC shall vest in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of XAC, and the title to any real estate vested by deed or otherwise in XAC, and the title to any real estate vested by deed or otherwise in XAC shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of XAC shall be preserved unimpaired, and all debts, liabilities and duties of XAC shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against XAC may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

       6.2       Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider any further deeds, assignments or assurances in law or any other action necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of XAC acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the intents and purposes of this Agreement, XAC and XML agree that it and its proper officers and directors shall and will execute and deliver, or cause to be executed and delivered, all such property, deeds, assignments and assurances in law and take all other action necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

SECTION 7: POST-MERGER GOVERNANCE

       7.1       Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and By-Laws of XFM as in effect immediately prior to the Effective Time, shall be and continue to be the Articles of Incorporation and By-Laws of XFM, as the Surviving Corporation, until duly amended in accordance with applicable law.

       7.2       Directors. Officers and Employees.

              (a)        Directors of XML. Concurrently with the Closing, the Board of Directors of XML shall, in accordance with the Colorado Corporation Law and the Articles of Incorporation and By-Laws of XML shall be reconstituted to consist of:
Mark Haugejorde (Chairman of the Board)
Michael Shahsavari
Paul Dwyer
Sergio Nesti
Jack Rabin
Shawn Taylor

              (b)       Executive Officers of XML. Concurrently with the Closing, the Board of Directors of XML shall elect the following persons to serve as Executive Officers of XML in the capacities set forth below until the next regular Annual Meeting of the XML Board of Directors (as hereinafter defined) or until their successors have been duly elected and qualified in accordance with the Colorado Corporation Law, the Articles of Incorporation and Bylaws of XML, or until they have resigned:

                     Mark Haugejorde        CEO and President
                     Jack Rabin       Chief Financial Officer, Treasurer and Secretary

Any persons serving as Executive Officers of XML immediately prior to the Effective Time who will not continue in such capacity immediately after the Effective Time shall tender their resignations in accordance with applicable Legal Requirements.

              (c)        Employment Agreements of XFM. At Closing, XFM shall enter into the following written Employment Agreements, which shall be guaranteed by XML:

(i)	a written Employment Agreement with Mark Haugejorde as CEO and President, substantially in the form of Exhibit 7.2(c)(i) hereto;
(ii)	a written Employment Agreement with Jack Rabin as Chief Financial Officer, substantially in the form of Exhibit 7.2(c)(ii) hereto;
(iii)	a written Employment Agreement with Drew Seale as Chief Technology Officer, substantially in the form of Exhibit 7.2(c)(iii) hereto;
(iv)	a written Employment Agreement with Chris Ball as Chief Operating Officer, substantially in the form of Exhibit 7.2(c)(iv) hereto;

              (d)       Directors of XFM. Immediately after the Effective Time, the Board of Directors of XFM shall consist of two (2) persons: Mark Haugejorde and Jack Rabin. XML covenants and agrees that for a period of ten (10) years from the Effective Time, it will vote all of the shares of Common Stock of XFM so as to maintain a Board of Directors of XFM to consist of two (2) persons: Mark Haugejorde and Jack Rabin; provided, however, that the covenants contained in this Section 7.2(d) shall not prevent the removal for cause of Mark Haugejorde or Jack Rabin during such ten year period in accordance with the requirements of their respective Employment Agreements, the TBCA and the Articles of Incorporation and By-Laws of XFM.

              (e)       Executive Officers of XFM. Immediately after the Effective Time, the following persons shall serve as Executive Officers of XFM in the capacities set forth below in accordance with their respective Employment Agreements until the next regular Annual Meeting of the Board of Directors of XFM and until their successors have been duly elected and qualified:

Mark Haugejorde	CEO and President
Jack Rabin	Chief Financial Officer, Treasurer and	Secretary
Drew Seale	Chief Technology Officer
Chris Ball	Chief Operating Officer

SECTION 8: COVENANTS AND CONDITIONS OF CLOSING

       8.1       Covenants Regarding the Closing. The parties hereto hereby covenant and agree that they shall (i) use all commercially reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use all commercially reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use all commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to each other at the Closing the certificates, updated lists, opinion of counsel, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated by Sections 8, 9 and 11 (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any such additions or exceptions cause any of the conditions to the parties' obligations hereunder as set forth in Sections 8, 9 and 11 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of the parties to terminate this Agreement or refuse to consummate the transactions contemplated hereby.) All indemnifications, guarantees, covenants, agreements, representations and warranties made by the parties hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing regardless of any investigation at any time made by or on behalf of the parties.

       8.2       Conditions to Obligation of XML and XAC. The obligation of XML and XAC to complete the Merger on the Closing date on the terms set forth in this Agreement is, at the option of XML and XAC, subject to the satisfaction or waiver by XML and XAC of each of the following conditions:

              (a)       Accuracy of Representations and Warranties. The representations and warranties made by XFM in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

              (b)       Compliance with Covenants. All covenants which XFM is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

              (c)       Corporate Approvals. The Board of Directors and shareholders of XFM shall have approved and ratified this Agreement and shall have authorized the appropriate officers of XFM to execute same and fully perform its terms.

              (d)       Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which XFM is a party shall require the consent of any person to the exchange of XFM's shares of common stock or any other transaction provided for herein, such consent shall have been obtained; provided, however, that XFM shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by XML and XAC to the extent that such condition otherwise has an adverse effect on XML and XAC.

              (e)       Review and Due Diligence. XML and XAC, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of XFM together with a satisfactory review of XFM's corporate status and the title to XFM's property.

              (f)       No Governmental Actions. No action or proceeding before any governmental authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the parties shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such items exist. No governmental authority shall have taken any other action as a result of which the management of XML or XAC, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

              (g)       No Material Adverse Change. No material adverse change in the business, property or assets of any party hereto shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to any party hereto has occurred, and the parties hereto shall have delivered to each other certificates dated as of the Closing Date and executed by each of the parties to all such effects.

              (h)       Update of Contracts. The parties hereto shall have delivered to each other an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibits 9.17 and 11.14 entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of the respective parties entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "New Contracts"). Each party shall have had the opportunity to review and approve the New Contracts of the other, and any of the parties shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the New Contracts.

              (i)       Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by Andrews Kurth, LP, counsel to XFM, and Clifford L. Neuman, P.C., counsel to XML and XAC.

              (j)       No Adverse Information. The investigations with respect to the parties, the assets and the respective businesses performed by each party's respective professional advisors and other representatives shall not have revealed any information concerning the other parties, their assets or their business that has not been made known to the discovering party, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

              (k)       Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, XFM shall have carried on its business in the ordinary and usual course, and shall have delivered to XML and XAC a certificate to that effect.

              (l)       Liens. XFM shall have delivered to XML a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets. Each and every lien or encumbrance of any nature, if any, relating to the assets, business, or the shares of common stock of XFM shall have been terminated and released, and proof thereof delivered to XML.

              (m)       Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

              (n)       Governmental and Regulatory Approvals. The parties shall have obtained evidence, in form and substance satisfactory to each of them, that there have been obtained all consents, approvals and authorizations required by this Agreement, including, without limitation, the following:
(i)	XML and XFM Board of Directors and XFM Common Stockholder approval of all the transactions contemplated pursuant to this Agreement; and
(ii)

All regulatory approvals necessary for XFM to conduct business in the ordinary course in each jurisdiction where such approval may be required and the failure to obtain such approval would cause a material adverse affect to the financial condition, business or operations of XFM.

              (o)       Compliance with Securities Laws. XML shall have undertaken all actions necessary or advisable to consummate the Merger in conformity with all Governmental and Legal Requirements including, without limitation, applicable federal and state securities laws.

              (p)       Appraisal Rights and/or Dissenters' Rights. At or prior to Closing, no beneficial or record owner of any outstanding shares of XFM Common Stock shall have exercised or shall have given notice to XML or XFM of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of XFM Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

              (q)       Financial Advisory Fees. At or prior to Closing, all obligations or commitments of XML and XFM to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied upon terms satisfactory to the parties, and XML and XFM shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

              (r)       XFM Recapitalization and Debt Restructure. The XFM recapitalization and debt restructure provided for in Section 4.4 above shall have been successfully completed upon terms and conditions reasonably satisfactory to XML.

              (s)       Compliance with Sections 5 and 17 of the Securities Act. The Board of Directors of XML shall be satisfied that consummation of the Merger and the issuance of XML Common Stock and XML Warrants to the XFM securityholders is in compliance with the provisions of Sections 5 and 17 of the Securities Act.

              (t)       B-50 Indemnity. At Closing, XFM shall have executed and delivered the B-50 Indemnity Agreement substantially in the form of Exhibit 4.8.

              (u)       Holdback Escrow Agreement. At Closing, XFM and XML shall have executed and delivered the Holdback Escrow Agreement substantially in the form of Exhibit 5.5.

              (v)       Closing Escrow Agreement. At Closing, XFM, the XFM shareholders and XML shall have executed and delivered the Closing Escrow Agreement substantially in the form of Exhibit 5.6 hereto and shall have delivered the XML Common Stock and XML Warrants to be held in escrow in accordance with the terms and conditions thereof.

              (w)       XFM Shareholder Notes. XML shall have paid and retired the XFM Shareholder Notes and all holders of the XFM Shareholder Notes shall have executed and delivered in favor of XML full and final releases in a form satisfactory to XML.

              (y)       Employment Agreements. Employment agreements between XFM, on the one hand, and Mark Haugejorde, as President and CEO, Jack Rabin, as Chief Financial Officer, Drew Seale and Chief Technology Officer and Chris Ball as Chief Operating Officer, respectively, on the other and guaranteed by XML, shall have been executed and delivered at Closing.

              (x)       XML Warrants.       The XML Warrants shall have been executed and delivered by XML and the XFM Shareholders.

       8.3       Conditions to Obligation of XFM. The obligations of XFM to complete the Merger on the Closing date on the terms set forth in this Agreement is, at the option of XFM, subject to the satisfaction or waiver by XFM of each of the following conditions:

              (a)       Accuracy of Representations and Warranties. The representations and warranties made by XML and XAC in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

              (b)       Compliance with Covenants. All covenants which XML and XAC is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

              (c)       Corporate Approvals. The Board of Directors and shareholders of XML and XAC shall have approved and ratified this Agreement and shall have authorized the appropriate officers to execute same and fully perform its terms.

              (d)       Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which XML and XAC is a party shall require the consent of any person to the exchange of XML and XAC's shares of common stock or any other transaction provided for herein, such consent shall have been obtained; provided, however, that XML and XAC shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by XFM to the extent that such condition otherwise has an effect on XFM or XML and XAC.

              (e)       Review and Due Diligence. XFM and its legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of XML and XAC, together with a satisfactory review of XML and XAC's corporate status, the marketability of title to XML and XAC's property, and compliance with all reporting requirements imposed by or on account of any federal or state securities laws or regulations.

              (f)       No Governmental Actions. No action or proceeding before any governmental authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the parties hereto shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, staling that to their Best Knowledge, no such items exist. No governmental authority shall have taken any other action as a result of which the management of any of the parties, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

              (g)       No Material Adverse Change. No material adverse change in the business, property or assets of any party hereto shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to any party hereto has occurred, and the parties shall have delivered to each other certificates dated as of the Closing Date and executed by each of the parties to all such effects.

              (h)       Update of Contracts. The parties shall have delivered to each other an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibits 9.17 and 11.14 entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of the respective parties entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "New Contracts"). Each party shall have had the opportunity to review the New Contracts of the other, and any of the parties shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the New Contracts.

              (i)       Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved as to substance and form by Andrews Kurth, LP, counsel to XFM, and Clifford L. Neuman, P.C., counsel to XML and XAC.

              (j)       No Adverse Information. The investigations with respect to the parties, the assets and their respective businesses performed by each party's respective professional advisors and other representatives shall not have revealed any information concerning the other panes, their assets or their business that has not been made known to the discovering party, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

              (k)       Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, XML shall have carried on its business in the ordinary and usual course, and shall have delivered to XFM a certificate to that effect.

              (1)       Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

              (m)       Governmental and Regulatory Approvals. The parties shall have obtained evidence, in form and substance satisfactory to each of them, that there have been obtained all consents, approvals and authorizations required by this Agreement, including, without limitation, the following:

(i)	XML and XFM Board of Directors and XFM Common Stockholder approval of all the transactions contemplated pursuant to this Agreement; and
(ii)	All regulatory approvals necessary for XAC to conduct business in the ordinary course in each jurisdiction where such approval may be required.

              (n)       Compliance with Securities Laws. XFM shall have undertaken all actions necessary or advisable to consummate the Merger in conformity with all Governmental and Legal Requirements including, without limitation, applicable federal and state securities laws.

              (o)       Appraisal Rights and/or Dissenters' Rights. At or prior to Closing, no beneficial or record owner of any outstanding shares of XFM Common Stock shall have exercised or shall have given notice to XML or XFM of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of XFM Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

              (p)       Financial Advisory Fees. At or prior to Closing, all obligations or commitments of XML and XFM to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied upon terms satisfactory to the parties, and XML and XFM shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

              (q)       XFM Recapitalization and Debt Restructure. The XFM recapitalization and debt restructure provided for in Section 4.4 above shall have been successfully completed upon terms and conditions satisfactory to XML.

              (r)       Compliance with Sections 5 and 17 of the Securities Act. The Board of Directors of XFM shall be satisfied that consummation of the Merger and the issuance of XML Common Stock and XML Warrants to the XFM securityholders is in compliance with the provisions of Sections 5 and 17 of the Securities Act.

              (s)       B-50 Indemnity. At Closing, XFM shall have executed and delivered the B-50 Indemnity Agreement substantially in the form of Exhibit 4.8.

              (t)       Holdback Escrow Agreement. At Closing, XFM and XML shall have executed and delivered the Holdback Escrow Agreement substantially in the form of Exhibit 5.5.

              (u)       Closing Escrow Agreement. At Closing, XFM, the XFM shareholders and XML shall have executed and delivered the Closing Escrow Agreement substantially in the form of Exhibit 5.6 hereto and shall have delivered the XML Common Stock and XML Warrants to be held in escrow in accordance with the terms and conditions thereof.

              (v)       XFM Shareholder Notes. XML shall have paid and retired the XFM Shareholder Notes and all holders of the XFM Shareholder Notes shall have executed and delivered in favor of XML full and final releases in a form satisfactory to XML.

              (w)       Employment Agreements. Employment agreements between XFM, on the one hand, and Mark Haugejorde, as President and CEO, Jack Rabin, as Chief Financial Officer, Drew Seale and Chief Technology Officer and Chris Ball as Chief Operating Officer of XML, respectively, on the other and guaranteed by XML, shall have been executed and delivered at Closing.

              (x)       XML Warrants. The XML Warrants shall have been executed and delivered by XML and the XFM Shareholders.

       8.4       Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

              (a)       To be delivered by XFM (in duplicate original):

(i)	Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by XFM of the transactions contemplated by this Agreement.
(ii)

A certificate of the President of XFM stating that the representations and warranties of XFM set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

(iii)

A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of XFM, in form and substance reasonably satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of XFM to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

(iv)

Certificates dated the Closing Date, signed by the Secretary of XFM, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of XFM, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of XFM who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of XFM; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

(v)	The B-50 Indemnity Agreement substantially in the form of Exhibit 4.8.
(vi)	The Holdback Escrow Agreement substantially in the form of Exhibit 5.5.
(vii)	The Closing Escrow Agreement substantially in the form of Exhibit 5.6.
(viii)

Articles of Merger and Certificate of Merger in proper form to be filed with the Secretaries of States of Colorado and Texas in such form as may be required to consummate the Merger as of the Effective Time.

              (b)       To be delivered by Shareholders of XFM (in duplicate original):

(i)	Certificate or certificates representing 100% of the issued and outstanding common shares of XFM, which stock certificates shall be endorsed in favor of XML.
(ii)	Fully executed Subscription Agreements substantially in the form of Exhibit 5.4.
(iii)	The Closing Escrow Agreement substantially in the form of Exhibit 5.6.
(iv)	The XML Warrants substantially in the form of Exhibit 5.3.

              (c)       To be delivered by XML and XAC (in duplicate original):

(i)

Certificate or certificates representing 71,791,936 shares of XML Common Stock and 23,478,000 XML Warrants, which certificates shall be issued in the names of each Shareholder in the numbers set forth in Sections 5.1 and 5.3 hereof and delivered in escrow under the Closing Escrow Agreement and Holdback Escrow Agreement;

(ii)

Copy of corporate resolution authorizing the execution of this Agreement and the consummation by XML and XAC of the transactions contemplated by this Agreement, including, but not limited to, the issuance of XML Common Stock in the amounts and manner set forth in Section 5.1 above;

(iii)

A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of XML and XAC, in form and substance reasonably satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of XML and XAC to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

(iv)

Certificates dated the Closing Date, signed by the Secretary of XML and XAC, (i) certifying resolutions duly adopted by the Board of Directors of XML and XAC, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of XML and XAC who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of XML and XAC; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which XML and XAC are qualified to conduct business.

(v)	The B-50 Indemnity Agreement substantially in the form of Exhibit 4.8.
(vi)	The Holdback Escrow Agreement substantially in the form of Exhibit 5.5.
(vii)	The Closing Escrow Agreement substantially in the form of Exhibit 5.6.
(viii)

Articles of Merger and Certificate of Merger in proper form to be filed with the Secretaries of States of Colorado and Texas in such form as may be required to consummate the Merger as of the Effective Time.

SECTION 9: REPRESENTATIONS AND WARRANTIES OF XFM

       As a material inducement to XML to enter into this Agreement and with the understanding and expectations that XML will be relying thereon in consummating the Merger contemplated hereunder, XFM (hereinafter XFM shall be referred to as the "Corporation" unless the context otherwise requires for the purposes of this Section 9 only) hereby represents and warrants as follows:

       9.1       Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

       9.2       Subsidiaries, Etc. The Corporation does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

       9.3       Qualification. The Corporation is not qualified to engage in business as a foreign corporation in any state, and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

       9.4       Corporate Authority. Except as set forth on Exhibit 9.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporation with any on the provisions hereof will:

              (a)       Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws or similar documents of any Subsidiary;

              (b)       Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by XML; or

              (c)       Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

       9.5       Financial Information. In connection with the investigations performed by and audit to be undertaken by XFM, XFM furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by XML and its auditors necessary to undertake the complete the audited financial examinations. XFM represents and warrants that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the business for the respective periods covered by the audits.

       9.6       Capitalization of the Corporation. The authorized capital stock of XFM consists of ____________________ shares of Common Stock, $.0001 par value per share, of which ____________________ shares are issued and outstanding and ________ shares of preferred, ___ par value, of which no shares are issued and outstanding. The names of one hundred percent (100%) of the record owners of the issued and outstanding Common Stock are set forth on Exhibit 9.6 hereto. All issued and outstanding shares of XFM Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any liens, encumbrances, claims of any kind and nature except restrictions against transferability without compliance with applicable federal and state securities laws. There are no other outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which the Corporation is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding. There are no voting trusts, stockholder agreements, or other voting arrangements to which the Corporation is a party or, to the Best Knowledge of the Corporation, to which any of the Corporation's stockholders is a party or bound.

       9.7       Taxes. Except as set forth in Exhibit 9.7:

              (a)       The Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports; and

              (b)       The Corporation has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporation is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Corporation.

       9.8       No Actions, Proceeding, Etc. Except for the b-50 Litigation, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its Best Knowledge threatened by or against the Corporation which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does, nor may result in, any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. Except for liabilities referred to in attached Exhibit 9.8, the Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

       9.9       Post Balance Sheet Changes. Except as set forth on the attached Exhibit 9.9 and as contemplated by this Agreement, since June 30, 2004, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

       9.10       No Breaches. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause XFM to violate any applicable statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

       9.11       Condition of the Corporation's Assets. Except as set forth on Exhibit 9.11, XFM's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or values of such assets taken as a whole. Except as disclosed on Exhibit 9.11, no person other than XFM (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

       9.12       Corporate Contracts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of XFM, has been duly executed and delivered by an authorized officer of XFM, and is a valid and binding Agreement on the part of XFM that is enforceable against XFM in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

       9.13       Registered Rights and Proprietary Information.

              (a)       Exhibit 9.13 hereto contains a true and complete list of all patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to the Corporation with respect to the foregoing, both domestic and foreign, claimed by the Corporation or used or proposed to be used by the Corporation in the conduct of its business (collectively herein, "XFM Registered Rights"). Exhibit 9.13 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of its business (hereafter collectively the "XFM Proprietary Information"). Except as described in Exhibit 9.13 hereto, the Corporation is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any XFM Registered Right or XFM Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

              (b)       Except as described in Exhibit 9.13 hereto, to the Corporation's Best Knowledge, the Corporation owns and has the unrestricted right to use the XFM Registered Rights and XFM Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Corporation or relating to the conduct or proposed conduct of its business free and clear of any right, title, interest, equity or claim of others. As soon as practicable following the execution of this Agreement, and except as described in Exhibit 9.13 hereto, the Corporation agrees to take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Corporation and others with access to or knowledge of the XFM Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the XFM Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

              (c)       Except as described in Exhibit 9.13 hereto, the Corporation has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any XFM Proprietary Information, including without limitation any XFM Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by it. Exhibit 9.13 contains a true and complete list and description of all licenses of XFM Proprietary Information granted to the Corporation by others or to others by the Corporation. Except as described in Exhibit 9.13 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Corporation in respect of any XFM Proprietary Information used in the conduct of its business.

              (d)       Except as described in Exhibit 9.13 hereto, the Corporation owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the XFM Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the XFM Registered Rights and the XFM Proprietary Information. To the Best Knowledge of Corporation, the marketing, promotion, distribution or sale by the Corporation of any products or interests subject to the XFM Registered Rights or making use of XFM Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation. Except as described in Exhibit 9.13 hereto, to the knowledge of the Corporation after due inquiry no facts or circumstances exist that could result in the invalidation of any of the XFM Registered Rights.

       9.14       No Liens or Encumbrances. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever and except for liens in favor of the holders of the XFM Shareholder Notes and the lien in favor of XML.

       9.15       Employee Matters. Exhibit 9.15 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on Exhibit 9.15 intends to terminate his/her employment relationship with the Corporation prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 9.15, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 9.15, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

       9.16       Legal Proceedings and Compliance with Law. Except b-50 Litigation, XFM has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to XFM which might result in the aggregate in money damages payable by XFM in excess of insurance coverage or which might result in a permanent injunction against XFM. Except as set forth in such Exhibit 9.16, XFM has substantially complied with, and is not in default in any respect under any applicable laws, ordinances, requirements, regulations, or orders applicable to the business of XFM, the violation of which might materially and adversely affect it. Except as set forth in such Exhibit 9.16, XFM is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of XFM.

       9.17       Contract Schedules.. Attached as Exhibit 9.17 hereto is an accurate list of the following:

              (a)       All contracts, leases, agreements, covenants, licenses, instruments or commitments of XFM pertaining to the business of XFM calling for the payment of Five Thousand Dollars ($5,000) or more or which is otherwise material to the business of XFM, including, without limitation, the following:
(i)	Licenses and contracts held in the ordinary course of business;
(ii)	Executory contracts for the purchase, sale or lease of any assets;
(iii)	Management or consulting contracts;
(iv)	Patent, trademark and copyright applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;
(v)	Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;
(vi)	All sales, agency, distributorship or franchise agreements; and
(vii)	Any other contracts not in the ordinary course of business.

              (b)       All labor contracts, employment agreements and collective bargaining agreements to which XFM is a party.

              (c)       All instruments evidencing any liens or security interest securing any indebtedness of XFM covering any asset of XFM.

              (d)       All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

              (e)       Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of XFM.

       Except as set forth in Exhibit 9.17, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by the Corporation, or to XFM's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

       9.18       Labor Matters. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of XFM or any of its agent or employees, threatened against XFM.

       9.19       Insurance. XFM maintains no insurance coverage on its assets and business.

       9.20       Environmental. Except as disclosed on Exhibit 9.20, XFM has never owned or operated any real property except for leased office space:

              (a)       To the Best Knowledge of XFM, no real property (or the subsurface soil and the ground water thereunder) now or previously leased by XFM (the "Leased Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

              (b)       To the Best Knowledge of XFM, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Leased Premises, now or in the past;

              (c)       XFM is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

              (d)       XFM has not received any written notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

              (e)       To the Best Knowledge of XFM, there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Leased Premises and any present or former occupant or tenant of the Leased Premises) relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance. XFM further agrees and covenants that XFM will not store or deposit on, otherwise release or bring onto or beneath, the Leased Premises any Hazardous Substance prior to the Closing Date; and

              (f)       There is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to XFM's Best Knowledge, threatened, against XFM, and XFM knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to XFM's compliance with environmental laws, regulations, rules, guidelines and ordinances.

       For purposes of this Section 9.20, "Hazardous Substance" shall mean and include (i) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (iii) hazardous wastes and hazardous substances as specified under any Texas state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (iv) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 9.20, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (a) fuel oil and natural gas for heating, (b) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (c) materials routinely used in the day-to-day operations of an office, such as copier toner, (d) consumer products, (e) material reasonably necessary and customarily used in construction and repair of an office project, and (f) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

       9.21       Disclosure of Information. The Corporation represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. The Corporation represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning the Corporation which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

       9.22       Representations and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of eighteen months from the date of Closing regardless of any investigation at any time made by or on behalf of XML and shall not be deemed merged in any document or instruction so executed and/or delivered by XFM or Shareholders.

       9.23       Absence of Questionable Payments. To the Best Knowledge of XFM, neither XFM, nor any director, officer, agent, employee or other person acting on any its behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

SECTION 10:        COVENANTS OF XFM

       10.1       Preservation of Business. Until Closing, XFM shall use its best efforts to cause XFM to:

              (a)       Preserve intact the present business organization of XFM;

              (b)       Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

              (c)       Preserve and protect the goodwill and advantageous relationships of XFM with its customers and all other persons having business dealings with XFM;

              (d)       Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of XFM; and

              (e)       Comply with all laws applicable to the conduct of its business

       10.2       Ordinary Course. Until Closing, XFM shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, XFM shall not, with respect to XFM:

              (a)       Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

              (b)       Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business.

       10.3       Negative Covenants. Until Closing, except as contemplated by this Agreement or as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until XML otherwise consents in writing, XFM will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of the Corporation's business or materially and adversely change the total dollar valuation of such inventories, other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same or effect any stock split, recapitalization, combination, or reclassification of its capital stock, or reorganization; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled or enter into any employment agreement or consulting agreement; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; (i) enter into any transactions or series of transactions other than in the ordinary course of business; (j) amend or propose to amend its Articles of Incorporation or By-Laws; (j) make any change in accounting methods, principles or practices; (k) authorize capital expenditures or make any acquisition of, or investment in, assets or stock of any other Person; (l) enter into or amend any material contract or agreement other than in the ordinary course of business; (m) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (n) permit any material insurance policy to be canceled or terminated, except in the ordinary course of business; (o) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances; (p) maintain its real and personal properties in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear or insured casualty in amounts less than $5,000; (q) terminate or modify any material leases, contracts, licenses, and permits or other authorizations or agreements affecting its business or its real and/or personal property, or the operation thereof, or enter into any additional lease or contract requiring expenditure by it of any amount affecting such properties or the operation thereof; or (r) discharge, satisfy or pay any liens, encumbrances, obligations or liabilities relating to it, whether absolute or contingent (including litigation claims), other than liabilities shown on Exhibit 4.1 and liabilities incurred after the date thereof in the ordinary course of business, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid.

       10.4       Additional Covenants.

              (a)       XFM will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of XFM or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if XFM shall have set aside on its books adequate reserves therefor; and provided, further, that XFM will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. XFM will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of XFM;

              (b)       XFM will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and XFM will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

              (c)       XFM will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and immediately following the Closing, XFM will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

              (d)       XFM will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

              (e)       XFM will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

              (f)       XFM shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by XFM to be necessary to the conduct of its business;

              (g)       XFM will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

              (h)       XFM shall deliver to XML copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

       10.5       Access to Books and Records, Premises, Etc. From the date of this Agreement through the Closing Date, XFM will grant XML and its authorized representatives reasonable access during normal business hours to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with XFM's business relationships for purposes of enabling XML to fully investigate the business of XFM.

       10.6       Compensation. Except as contemplated by this Agreement, XFM shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of XFM prior to the Closing Date, except for any extensions of said contracts or agreements on substantially the same terms and conditions as were previously in effect.

       10.7       No Solicitation.

              (a)       Except in connection with the transactions contemplated by this Agreement, XFM shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, XFM or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of XFM or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of XFM or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by XFM. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving XFM or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of XFM or any of its subsidiaries, other than the transactions contemplated by this Agreement.

              (b)       Except upon a material breach of this Agreement by XML or XAC or following termination hereof and except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of XFM nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to XML, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Exchange or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

              (c)       XFM promptly shall advise XML orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. XFM will keep XML fully informed of the status and details of any such takeover proposal or inquiry.

              (d)       The provisions of this Section 10.7 shall not be construed to prevent any investment banker, attorney or other advisor or representative of XFM to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

SECTION 11:       REPRESENTATIONS AND WARRANTIES OF XML AND XAC

       As a material inducement to XFM to enter into this Agreement and with the understanding and expectation that XFM will be relying thereon in consummating the Merger contemplated hereunder, XML and XAC (which hereafter may collectively be referred to in Sections 11 and 12 only as the "Corporation") represent and warrant as follows:

       11.1       Organization and Standing. XML and XAC are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and have all requisite corporate power and authority to own their assets and properties and to carry on their businesses as they are now being conducted.

       11.2       Subsidiaries, etc. XAC is a subsidiary of and is wholly owned by XML, a Colorado. Other than its ownership interest in XAC and LE Informatics, Inc., a Delaware corporation ("LEI"), XML has no direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise. XAC does not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise, and, at the Effective Time, will have no assets and no liabilities.

       11.3       Qualification. XML, LEI and XAC are not qualified to engage in business as foreign corporations in any state, and there is no other jurisdiction wherein the character of the properties presently owned by XML and XAC or the nature of the activities presently conducted by XML and XAC make necessary the qualification, licensing or domestication of XML or XAC as foreign corporations.

       11.4       Corporate Authority. Except as set forth on Exhibit 11.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by XML and XAC with any on the provisions hereof will:

              (a)       Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws or similar documents of any Subsidiary;

              (b)       Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by XFM; or

              (c)       Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

       11.5       SEC Documents; Financial Statements. The Common Stock of XML is registered pursuant to Section 12(g) of the Exchange Act. XFM has had the opportunity to obtain on XFM's behalf true and complete copies of the SEC Documents (except for exhibits and incorporated documents). XML has not provided to XFM any information which, according to applicable law, rule or regulation, should have been disclosed publicly by XML but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

       As of their respective dates, all of XML's reports, statements and other filings with the Commission (the "SEC Documents") complied in all material respects with the requirements of the Act or the Exchange Act as the case may be and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of XML included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of XML as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

       11.6       Capitalization of the Corporation. The authorized capital stock of XML consists entirely of 500,000,000 shares of Common Stock having a par value of $.0001 per share, and 100,000,000 shares of Preferred Stock having a par value of $.01 per share. As of June 30, 2004, there were a total of 71,791,936 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of the Closing Date, there will be no more than 71,791,936 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All outstanding shares of XML's capital stock have been validly issued, are fully paid and non-assessable, and are not subject to pre-emptive rights. The issuance of the shares of XML Common Stock and XML Warrants to be issued to the XFM Shareholders on the Closing Date in accordance with Sections 5.1 and 5.3 hereof have been duly approved by the Directors of XML and will, upon their issuance, have been validly issued and will be fully paid and non-assessable, free of any liens, encumbrances and claims of any kind and nature except restrictions against transferability without compliance with applicable federal and state securities laws. Except as described in XML's SEC Documents, there are no equity securities of XML authorized, issued or outstanding, and except as set forth in Schedule 11.6, there are no authorized, issued or outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to any of XML's capital stock, equity securities, debt or other securities convertible into stock or equity securities of XML. As of the date of this Agreement, there are no outstanding contractual obligations of XML to repurchase, redeem or otherwise acquire any shares of capital stock of XML. There are no voting trusts, stockholder agreements or other voting arrangements to which the Corporation is a party or, to the Best Knowledge of XML, to which any of the XML Common Stockholders is a party or bound.

       11.7       No Actions, Proceedings, Etc. Except as listed on the attached Exhibit 11.7, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its knowledge threatened by or against the Corporation, which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

       11.8       Taxes. Except as set forth in Exhibit 11.8:

              (a)       The Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports; and

              (b)       The Corporation has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporation is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Corporation.

       11.9       Post Balance Sheet Changes. Except as set forth on Exhibit 11.9 and as contemplated by this Agreement, since the date of the latest financial statements, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock, including but not limited to any options or warrants to purchase any securities of the Corporation or any securities convertible into capital stock of the Corporation; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

       11.10       No Breaches. Except as set forth on Exhibit 11.10, the Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause XML or any Subsidiary to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

       11.11       Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of XML, has been duly executed and delivered by authorized officers of XML, and is a valid and binding Agreement on the part of XML that is enforceable against XML in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. All corporate action necessary to issue and deliver to the XFM Shareholders the XML Common Stock and XML Warrants (each as described in Sections 5.1 and 5.3).

       11.12       No Liens or Encumbrances. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever and except for such property and assets as may be leased by Corporation.

       11.13       Employee Matters. Exhibit 11.13 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). Each employee listed in Exhibit 11.13 shall terminate his/her employment relationship with the Corporation prior to the Closing Date, except as may be required by this Agreement, and XML shall provide to XFM a release, in such form as is reasonably acceptable to XFM, executed by each such employee releasing XML from all claims and liabilities related to the termination of his or her employment, his or her employment agreement, and ownership of any shares or other securities of XML. Except as specifically described on Exhibit 11.13, XML has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 11.13, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

       11.14       Contract Schedules. Attached as Exhibit 11.14 hereto is an accurate list of the following:

              (a)       All contracts, leases, agreements, covenants, licenses, instruments or commitments of XML pertaining to the business of XML calling for the payment of Five Thousand Dollars ($5,000) or more or which is otherwise material to the business of XML, including, without limitation, the following:
(i)	Licenses and contracts held in the ordinary course of business;
(ii)	Executory contracts for the purchase, sale or lease of any assets;
(iii)	Management or consulting contracts;
(iv)	Patent, trademark and copyright applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;
(v)	Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;
(vi)	All sales, agency, distributorship or franchise agreements; and
(vii)	Any other contracts not in the ordinary course of business.

              (b)       All labor contracts, employment agreements and collective bargaining agreements to which XML is a party.

              (c)       All instruments evidencing any liens or security interest securing any indebtedness of XML covering any asset of XML.

              (d)       All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

              (e)       Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of XML.

       Except as set forth in Exhibit 11.14, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by the Corporation, or to XML's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

       11.15       Legal Proceedings and Compliance with Law. Except as set forth in Exhibit 11.15, XML has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to XML which might result in the aggregate in money damages payable by XML in excess of insurance coverage or which might result in a permanent injunction against XML. Except as set forth in such Exhibit 11.15, XML has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of XML, the violation of which might materially and adversely affect it. Except as set forth in such Exhibit 11.15, XML is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of XML.

       11.16       Insurance. XML maintains in full force and effect insurance coverage on its assets and business in such amounts and against such risks and losses as set forth in Exhibit 11.16.

       11.17       Environmental. Except as disclosed on Exhibit 11.17, XML or its subsidiaries have never owned or operated any real property except for leased office space:

              (a)       To the Best Knowledge of XML, no real property (or the subsurface soil and the ground water thereunder) now or previously leased by XML (the "Leased Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

              (b)       To the Best Knowledge of XML, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Leased Premises, now or in the past;

              (c)       XML is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

              (d)       XML has not received any written notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

              (e)       To the Best Knowledge of XML, there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Leased Premises and any present or former occupant or tenant of the Leased Premises) relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance. XML further agrees and covenants that XML will not store or deposit on, otherwise release or bring onto or beneath, the Leased Premises any Hazardous Substance prior to the Closing Date; and

              (f)       There is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to XML's Best Knowledge, threatened, against XML, and XML knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to XML's compliance with environmental laws, regulations, rules, guidelines and ordinances.

       For purposes of this Section 11.17, "Hazardous Substance" shall mean and include (i) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (iii) hazardous wastes and hazardous substances as specified under any state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (iv) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 11.17, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (a) fuel oil and natural gas for heating, (b) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (c) materials routinely used in the day-to-day operations of an office, such as copier toner, (d) consumer products, (e) material reasonably necessary and customarily used in construction and repair of an office project, and (f) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

       11.18       Disclosure of Information. XML represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. XML represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning XML which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

       11.19       Representations and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for a period of eighteen months from the date of Closing regardless of any investigation at any time made by or on behalf of XFM and shall not be deemed merged in any document or instruction so executed and/or delivered by XML.

       11.20       Absence of Questionable Payments. To the Best Knowledge of the Corporation, neither the Corporation, nor any director, officer, agent, employee or other person acting on any its behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

SECTION 12:       COVENANTS OF XML AND XAC

       12.1       Preservation of Business. Until Closing, except as provided for in this Agreement, XML shall use its best efforts to:

              (a)       Preserve intact the present business organization of XML;

              (b)       Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

              (c)       Preserve and protect the goodwill and advantageous relationships of the Corporation with its customers and all other persons having business dealings with the Corporation;

              (d)       Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of the Corporation; and

              (e)       Comply with all laws applicable to the conduct of its business.

       12.2       Ordinary Course. Until Closing, except as provided for in this Agreement, the Corporation shall not, without the prior written consent of XFM:

              (a)       Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of the property or assets of XML or the Subsidiaries; and

              (b)       Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment.

       12.3       Negative Covenants. Until Closing, except as contemplated by this Agreement or as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until XFM otherwise consents in writing, the Corporation will not (a) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (b) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (c) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (d) waive any right of any substantial value; (e) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same or effect any stock split, recapitalization, combination, or reclassification of its capital stock, or reorganization; (f) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled or enter into any employment agreement or consulting agreement; (g) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; (h) enter into any transactions or series of transactions other than in the ordinary course of business; (i) amend or propose to amend its Articles of Incorporation or By-Laws; (j) make any change in accounting methods, principles or practices; (k) authorize capital expenditures or make any acquisition of, or investment in, assets or stock of any other Person; (l) enter into or amend any material contract or agreement other than in the ordinary course of business; (m) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (n) permit any material insurance policy to be canceled or terminated, except in the ordinary course of business; (o) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances; (p) maintain its real and personal properties in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear or insured casualty in amounts less than $5,000; (q) terminate or modify any material leases, contracts, licenses, and permits or other authorizations or agreements affecting its business or its real and/or personal property, or the operation thereof, or enter into any additional lease or contract requiring expenditure by it of any amount affecting such properties or the operation thereof; or (r) discharge, satisfy or pay any liens, encumbrances, obligations or liabilities relating to it, whether absolute or contingent (including litigation claims), other than liabilities shown on XML's Financial Statements and liabilities incurred after the date thereof in the ordinary course of business, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid.

       12.4       Additional Covenants.

              (a)       XML will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of XML or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if XML shall have set aside on its books adequate reserves therefor and deposited at Closing into an escrow account an amount to cover any such tax, assessment, charge or levy; and provided, further, that XML will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Corporation will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Corporation;

              (b)       XML will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and XML will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

              (c)       XML will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and XML will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

              (d)       XML will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

              (e)       XML will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

              (f)       XML shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by XML to be necessary to the conduct of its business;

              (g)       XML will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

              (h)       XML shall deliver to XFM copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

       12.5       Access to Books and Records, Premises, Etc. From the date of this Agreement through the Closing Date, XML will grant XFM and its authorized representatives reasonable access during normal business hours to its and the Subsidiaries' books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours for purposes of enabling XFM to fully investigate the business of XML and the Subsidiaries. XML will also deliver copies of the monthly statements of operations and financial condition for the period subsequent to the latest financial statements to XFM within a reasonable time of such statements becoming available.

       12.6       Compensation. Except as contemplated by this Agreement, XML shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of XML prior to the Closing Date.

       12.7       No Solicitation.

              (a)       Except in connection with the transactions contemplated by this Agreement, XML shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, XML or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of XML or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of XML or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by XML. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving XML or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of XML or any of its subsidiaries, other than the transactions contemplated by this Agreement.

              (b)       Except upon a material breach of this Agreement by XFM or following termination hereof and except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of XML nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to XFM, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Exchange or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

              (c)       XML promptly shall advise XFM orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. XML will keep XFM fully informed of the status and details of any such takeover proposal or inquiry.

              (d)       The provisions of this Section 12.7 shall not be construed to prevent any investment banker, attorney or other advisor or representative of XML to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

       12.8       Delivery of Additional Filings; Additional Access. Following the execution of this Agreement and until the Closing Date, XML shall provide XFM with copies of any and all reports, filings, notices or other information which XML may prepare and file with or receive from the Commission, Nasdaq or any other regulatory authority, (and shall give XFM an opportunity to review and comment on any such filings) as well as copies of any pleadings, notices or other filings made in connection with any pending litigation, arbitration, investigation or proceeding in which XML or any Subsidiary is party or otherwise involved.

SECTION 13:       TERMINATION

       13.1       Termination. This Agreement may be terminated and abandoned solely as follows:

              (a)       At any time until the Closing Date by the mutual agreement of the Board of Directors of XFM, XML and XAC.

              (b)       Failure of Conditions. This Agreement may be terminated by either party hereto, if the conditions, as set forth in this Agreement to such terminating party's obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

              (c)       Material Breach. This Agreement may be terminated by either party if the other party is in material breach or default of its respective covenants, agreements or other obligations hereunder, or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

              (d)       By either XML, XAC or XFM, if for any reason the parties have failed to close this Agreement on or before August 10, 2004, provided that neither XML, XAC nor XFM is then in default hereunder.

       In the event of any termination pursuant to this Section 13.1 (other than pursuant to subparagraph 13.1(a)), written notice setting forth the reasons therefor shall forthwith be given by XFM, if it is the terminating party, to XML and XAC, or by XML or XAC, if either of them is the terminating party, to XFM.

       13.2       Effect of Termination. If terminated as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect, except for the confidentiality obligations set forth in Section 15 hereof, without liability to any party to this Agreement except for breach of this Agreement.

SECTION 14:       INDEMNIFICATION

       14.1       Indemnification Covenants of XML. Subject to the limitations set forth in this Section 14, XML shall defend, indemnify, save and keep harmless the XFM and its affiliates, directors, officers, agents, attorneys, accountants, or representatives and their respective successors and permitted assigns (the "XFM Indemnitees"), against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees (collectively, the "Damages") sustained or incurred by any of the XFM Indemnitees as a result of or arising out of or relating to:

              (a)       Any inaccuracy in a representation or breach of a warranty made by the XML or XAC and in this Agreement or in any document or instrument delivered to XFM in connection with this Agreement; or

              (b)       The failure of the XML or XAC to comply with, or the breach by XML or XAC of, any of the covenants contained in this Agreement or in any document or instrument delivered to XFM in connection with this Agreement, to be performed by XML or XAC; or

              (c)       Any XML or XAC liability except to the extent that any such liability is expressly assumed by XFM pursuant to this Agreement.

       14.2       Indemnification Covenants of XFM. Subject to the limitations set forth in this Section 14, XFM shall defend, indemnify, save and keep harmless XML and its affiliates, managers, officers, members, agents, attorneys, accountants or representatives and their respective successors and permitted assigns (the "XML Indemnitees"), against and from all Damages sustained or incurred by any of the XML Indemnitees as a result of or arising out of or relating to:

              (a)       Any inaccuracy in a representation or breach of a warranty made by XFM in this Agreement or in any document or instrument delivered to the XML in connection with this Agreement; or

              (b)       The failure of XFM to comply with, or the breach by XFM of, any of the covenants contained in this Agreement or in any document or instrument delivered to XML in connection with this Agreement, to be performed by XFM.

       14.3       Limitations on Claims and Liability.

       Notwithstanding any provision of this Agreement to the contrary, no party shall have liability to indemnify the other and neither party may assert a claim for indemnification for damages suffered by it until and unless the party's claims for damages for which the other party is entitled to indemnification equal or exceed, in the aggregate, the sum of $10,000 (the "Damages Threshold"). Upon a party's cumulative claims for indemnification equaling the Damages Threshold, a party may assert claims for indemnification pursuant to Section 14.4 below for the full amount of such party's damages for which it is entitled to indemnification hereunder.

       14.4       Method of Asserting Claims. For purposes of this Section 14.4, the following terms shall be defined as follows:

              (a)       "Claims" shall mean all claims asserted pursuant to this Section 14, whether or not arising as a result of a Third Party Claim.

              (b)       "Indemnified Person" shall mean any XFM Indemnitee, any XML Indemnitee or XML/XFM Indemnitees, as the context requires.

              (c)       "Indemnifying Person" shall mean any person obligated to indemnify an Indemnified Person pursuant to this Section 14, as the context requires.

              (d)       "Third Party Claims" shall mean any Claim asserted by any person not a party to this Agreement (including without limitation any Governmental Authority), asserting that an Indemnified Person is liable for monetary or other obligations which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 14.

              (e)       All Claims shall be made in writing and shall set forth with reasonable specificity the facts and circumstances of the Claim, as well as the basis upon which indemnification pursuant to this Section 14 is sought. Notwithstanding the foregoing, no delay or failure by any Indemnified Person to provide notification of any Claim shall preclude any Indemnified Person from recovering for Damages pursuant to this Section 14, except to the extent that such delay or failure materially compromises the rights of any Indemnifying Person under this Section 14.

              (f)       Within ten (10) days after receipt by an Indemnifying Person of any notification of a Claim, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume (at the Indemnifying Person's expense) control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnifying Person acknowledges in writing to the Indemnified Person that any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 14. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense, but in so doing shall not waive or limit its right to recover under this Section 14 for any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense, and the Indemnified Person has been advised in writing by outside legal counsel that under the applicable standards of professional conduct, the Indemnifying Person and the Indemnified Person may not be represented by the same counsel with respect to such action, suit or proceeding, the reasonable fees and expenses of one law firm for the Indemnified Person shall be paid by the Indemnifying Person. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which (with respect to an action, suit or proceeding as to which the Indemnifying Person has not elected to assume control of the defense) shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed so long as the settlement includes a complete release of the Indemnified Person from all liability and does not contain or contemplate any payment by, or injunctive or other equitable relief binding upon, the Indemnified Person.

SECTION 15:       NONDISCLOSURE OF CONFIDENTIAL INFORMATION

       15.1       Nondisclosure of Confidential Information. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other party (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Companies. Information received by the other party or its representatives shall not be deemed Confidential Information and afforded the protections of this Section 15.1 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure, or (vi) in the opinion of counsel to the party, required to be disclosed under applicable Federal or state securities laws, or the rules of any national securities exchange, Nasdaq, or any over the counter market upon which the securities of the party are then traded. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the parties recognizes and agrees that violation of any of the agreements contained in this Section 15.1 will cause irreparable damage or injury to the parties, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the parties shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the parties may have against each other. The provisions of this Section 15.1 shall survive any termination of this Agreement.

       15.2       No Publicity. Until the Closing or the termination of this Agreement in accordance with its terms, neither XML nor XFM shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of XML (in the case of such a release or statement by XFM) or of XFM (in the case of such a release or statement by XML). This Section 15.2 shall not, however, preclude any party from making any disclosure required by applicable law, and in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

SECTION 16:       EXPENSES

       Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement and the transactions contemplated hereby. In no event will any party to this Agreement be liable to any other party for incidental damages, lost profits, income tax consequences, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement. The provisions of this Section 16 shall survive any termination hereof.

SECTION 17:       MISCELLANEOUS

       17.1       Attorney's Fees. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

       17.2       No Brokers. XML represents and warrants to XFM and XFM represents and warrants to XML, that, except as set forth on Schedule 17.2, neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker," "finder," financial advisor, employee or similar person in respect of any of the transactions contemplated hereby. XML agrees to indemnify XFM against, and hold it harmless from, and XFM agrees to indemnify XML against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party, including employees of XFM, for brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section 17.2 shall survive any termination of this Agreement.

       17.3       Survival and Incorporation of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof for a period of eighteen months from the Closing, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

       17.4       Incorporation by Reference. All Exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

       17.5       Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns and indemnitees. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

       17.6       Amendments and Waivers. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

       17.7       Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

       17.8       Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

       17.9       Representations and Warranties. The representations and warranties contained in Sections 9 and 11 of this Agreement shall survive the Closing Date and shall remain operative in full force and effect for eighteen months from the date of Closing regardless of any investigation at any time made by or on behalf of either XML or XFM and shall not be deemed merged in any document or instrument so executed or delivered by either XML or XFM.

       17.10       Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section 17.10, and must be served by (i) telefax or other similar electronic method, or (i) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (iii) delivering the same in person to such party.

       Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner herein above described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

       All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:
If XML, to:	XML - GLOBAL TECHNOLOGIES, INC.
3000 North Dundee Road, Suite 105
Northbrook, Illinois 60062
Fax: (847) 562-0611
With copy to:	Clifford L. Neuman, Esq.
Clifford L. Neuman, P.C.
1507 Pine Street
Boulder, Colorado 80302
Fax: (303) 449-1045
If XFM or Shareholders, to:	XFORMITY, INC.
14333 Proton Drive
Dallas, Texas 75244
Fax (703) 430-2142
With copy to:	Matt Hutchins, Esq.
Andrews Kurth, LLP
1717 Main Street
Suite 3700
Dallas Texas 75201
Fax: (214) 659-4401

       Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17.10 for the giving of notice.

       17.11       Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

       17.12       Captions. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

       17.13       Severability. Wherever there is any conflict between any provision of this Agreement and any Governmental Requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

       17.14       Good Faith Cooperation and Additional Documents. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

       17.15       Specific Performance. The obligations of the parties under Sections 2 and 3 are unique. If either party should default in its obligations under said Section, the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

       17.17       Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

       For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section 17.17. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter, including but not limited to the Original Agreement and Plan of Reorganization and the Amendment Agreements entered into by the parties.

       17.17       Time. Time is of the essence of this Agreement and each of its provisions.

[Signature Pages Follow]

       IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.
XML ACQUISITION CORP.,
a Colorado corporation
/s/ Jack Rabin Jack Rabin, President
XML-GLOBAL TECHNOLOGIES, INC.,
a Colorado corporation
/s/ Jack Rabin Jack Rabin, President
XFORMITY, INC.,
A Texas corporation
/s/ Mark Haugejorde Mark Haugejorde, President